Exhibit 99.1

For Release 3:00 p.m., C.S.T. January 25, 2011
Rochester Medical Reports First Quarter Results and Recent Developments
Stewartville, MN January 25, 2011. Rochester Medical Corporation (NASDAQ:ROCM) today announced operating results for its first quarter ended December 31, 2010.
The Company reported sales of $10,946,000 for the current quarter compared to $10,232,000 for the first quarter of last year. The Company also reported net loss of ($169,000) or ($.01) per diluted share for the quarter compared to an identical net loss of ($169,000) or ($.01) per diluted share for the same period of last year.
The approximate 7% increase in sales (8% on constant currency basis) resulted from a 16% increase in Rochester Medical Branded Sales (18% on a constant currency basis) partially offset by an 11% decrease in Private Label Sales (11% decrease on a constant currency basis). Constant currency basis assumes current exchange rates for all periods in order to exclude the impact of foreign exchange variations. In the first quarter of fiscal 2011, the U.S. dollar was somewhat stronger versus the pound sterling thus negatively affecting Rochester Medical Branded Sales growth levels in actual U.S. dollars given the significant volume of our branded products sales in the United Kingdom.
Net income adjusted for certain non-recurring unusual items and certain recurring non-cash expenses, or “Non-GAAP Net Income” for the current quarter was $377,000 or $.03 per diluted share compared to Non-GAAP Net Income of $148,000 or $.01 per diluted share for the first quarter of last year. The increase for the current quarter is primarily attributable to increased sales revenues and increased margin partially offset by increased investment in sales and marketing.
Commenting on the quarter results and other recent activities, Rochester Medical’s CEO and President Anthony J. Conway said, “The first quarter of 2011 was a period of significant activity for Rochester Medical. Our branded sales continue to grow nicely, reflecting our strategic focus on that area. As we have often discussed, the quarterly fluctuations in Private Label Sales are related to the timing of orders from our large Private Label Customers; we expect year over year Private Label Sales to show modest growth. Also, though Branded Sales showed a solid constant currency growth of 18%, they too were softened in Q1 due to timing of orders from several large International Distributors whose sales of Rochester Medical Branded Products continue to grow nicely year over year.”

Conway continued, “I am pleased to announce we have concluded a major nationwide recruitment and training project to significantly expand our field sales representation in the U.S. During the first quarter we added 34 full time sales professionals, more than tripling our U.S. Sales Force. We believe this is a major step for the Company and expect this will accelerate sales of Rochester Medical Branded Products as we go forward.”
He added, “Also in Q1, much dedicated time was spent on reaching agreement with Fornix N.V. to purchase its subsidiary Laprolan B.V. in The Netherlands. I commend Rochester Medical’s Corporate Vice President Martyn Sholtis and Chief Financial Officer David Jonas for their dedicated and tireless efforts on both sides of the Atlantic which made this possible. Laprolan distributes wound care, ostomy care, and urology products into the Dutch market. For calendar 2010 it reported revenues of approximately $11.2 million and pre-tax profit of approximately $3.5 million. When finalized, the transaction is expected to significantly strengthen Rochester Medical’s sales revenues, margins, and earnings going forward from January 1, 2011 which will be the retroactive effective date. We believe this acquisition will allow us to grow sales of Rochester Medical Branded and other Products in the Netherlands and will also serve as a base for gaining new sales into other European countries as well.”
Conway concluded, “I am very pleased with these recent accomplishments. I believe that the pending acquisition of Laprolan B.V. and the expansion of our U.S. Sales Team have us well positioned for meeting the objectives of our three year growth plan.”
Rochester Medical has provided Non-GAAP Net Income in addition to net loss calculated in accordance with generally accepted accounting principles (GAAP) because management believes Non-GAAP Net Income provides a more consistent basis for comparisons that are not influenced by certain charges and non-cash expenses and are therefore helpful in understanding Rochester Medical’s underlying operating results. Similarly, constant currency represents reported sales with the cost/benefit of currency movements removed. Management uses the measure to understand the growth of the business on a constant dollar basis, as fluctuations in exchange rates can distort the underlying growth of the business both positively and negatively. While we recognize that foreign exchange volatility is a reality for a global company, we routinely review our Company performance on a constant dollar basis, and we believe this also allows our shareholders to understand better our Company’s growth trends.
Non-GAAP Net Income and constant currency are not measures of financial performance under GAAP, and should not be considered an alternative to net income or any other measure of performance or liquidity under GAAP. Non-GAAP Net Income and constant currency are not comparable to information provided by other companies. Non-GAAP Net Income and constant currency have limitations as analytical tools and should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP. Reconciliations of Net Loss and Non-GAAP Net Income, and reconciliations of sales under GAAP and sales on a constant currency basis, are presented at the end of this press release.

This press release contains “forward-looking statements” with the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the expected completion of the acquisition and financial results of Laprolan and future financial and operating results of Rochester Medical. Such statements are based on currently available information, operating plans and management’s expectations about future events and trends. Such statements inherently involve significant risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements, including the uncertainty of estimated revenues and profits, the uncertainty of current domestic and international economic conditions that could adversely affect the level of demand for the Company’s products and increased volatility in foreign exchange rates, the uncertainty of market acceptance of new product introductions, and our level of success in marketing our Rochester Medical branded products, the uncertainty of gaining new strategic relationships or locating and capitalizing on strategic opportunities, the uncertainty of timing of Private Label Sales revenues (particularly international customers), FDA and other regulatory review and response times, and other risk factors listed from time to time in the Company’s SEC reports and filings, including, without limitation, the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2010 and reports on Forms 10-Q and 8-K. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
The Company will hold a quarterly conference call to discuss its earnings report and its updated strategic business plan. The call will begin at 3:30 p.m. central time (4:30 p.m. eastern time).

This call is being webcast by Thomson/CCBN and can be accessed at Rochester Medical’s website at www.rocm.com. To listen live to the conference call via telephone, call:

Domestic:	888.679.8040
International:	617.213.4851
Pass code:	70488311

Pre Registration:
https://www.theconferencingservice.com/prereg/key.process?key=PGQ9HKPHX
Replay will be available for seven days at www.rocm.com or via telephone at:

Domestic:	888-286-8010
International:	617-801-6888
Pass code:	98617625
Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).
Rochester Medical Corporation develops, manufactures, and markets disposable medical catheters and devices for urological and continence care applications. The Company markets under its own Rochester Medical® brand and under existing private label arrangements.
For further information, please contact Anthony J. Conway, President and Chief Executive Officer or David A. Jonas, Chief Financial Officer of Rochester Medical Corporation at (507) 533-9600. More information about Rochester Medical is available on its website at http://www.rocm.com.

ROCHESTER MEDICAL CORPORATION
Reconciliation of Reported GAAP Net Income to Non-GAAP Net Income
For the Three months ended
December 31, 2010

	(unaudited)
	Three months ended
	December 31,
	2010	2009

GAAP Net Loss as Reported	$(169,000)	$(169,000)

Loss Per Share as Reported	$(0.01)	$(0.01)

Adjustments for non-recurring unusual items:
Recruitment Costs for Additional US Sales Force (1)	132,000	—
Merger and Acquisition Costs for Laprolan B.V. (2)	90,000	—

Subtotal	222,000	—

Adjustments for recurring non-cash expenses:
Intangible Amortization (3)	129,000	129,000
Share-based Compensation Expense (4)	195,000	188,000

Subtotal	324,000	317,000

Non-GAAP Net Income	$377,000	$148,000

Non-GAAP Diluted EPS	$0.03	$0.01

Weighted Average Shares — Diluted	12,605,122	12,669,675

(1)	Costs associated with recruitment firm to locate and hire 34 additional sales staff in the US. The gross amount of recruiting costs are $200,500 net of taxes of $68,500 for a net amount of $132,000.

(2)
Merger and acquisition related expenses net of taxes pertaining to the agreement to purchase Laprolan B.V. The gross amount of acquisition costs are $136,000 net of taxes of $46,000 for a net amount of $90,000.

(3)
Amortization of the intangibles acquired in June 2006 asset acquisition from Coloplast AS and Mentor Corporation. Management believes these assets are appreciating. This adjustment adds back amortization expense for the three months ended December 31, 2010 and 2009 related to certain intangibles. The gross amount of amortization is $163,000 per quarter after taxes of $34,000 for a net amount of $129,000.

(4)
This adjustment adds back the share-based compensation expense for the three months ended December 31, 2010 and 2009. The gross amount of compensation expense for each of the three months ended December 31, 2010 and 2009 is $295,000 and $285,000, is shown net of taxes of $100,000 and $97,000 for net amounts of $195,000 and $188,000, respectively.

Rochester Medical Corporation
Press Release — F11 First Quarter
Condensed Balance Sheets

	(unaudited)
	December 31,	September 30,
	2010	2010
Assets

Current Assets
Cash and equivalents	$4,829,288	$4,545,907
Marketable securities	29,267,466	30,967,007
Accounts receivable	6,601,443	7,858,540
Inventories	9,528,427	9,240,291
Prepaid expenses and other assets	1,434,309	846,899
Deferred income tax asset	863,051	872,849

Total current assets	52,523,984	54,331,493

Property and equipment, net	10,032,740	10,017,239
Deferred income tax asset	1,093,280	1,175,052
Intangible assets, net	5,426,546	5,580,726
Goodwill	4,533,151	4,561,781

Total Assets	$73,609,701	$75,666,291

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$1,993,978	$2,016,058
Accrued expenses	1,230,089	2,069,222
Short-term debt	994,093	2,641,233

Total current liabilities	4,218,160	6,726,513

Long-term liabilities
Other long term liabilities	52,311	46,327
Long-term debt	—	—

Total long term liabilities	52,311	46,327

Stockholders’ equity	69,339,230	68,893,451

Total Liabilities and Stockholder Equity	$73,609,701	$75,666,291

Rochester Medical Corporation
Press Release — F11 First Quarter
Summary Statements Of Operations

	(unaudited)
	Three months ended
	December 31,
	2010	2009

Sales	$10,946,405	$10,231,812

Cost of sales	5,542,274	5,618,704

Gross profit	5,404,131	4,613,108
Gross profit %	49.4%	45.1%

Costs and expense:
Marketing and selling	3,881,980	2,777,317
Research and development	277,855	443,028
General and administrative	1,709,093	1,690,747

Total operating expenses	5,868,928	4,911,092

Loss from operations	(464,797)	(297,984)

Other income (expense)
Interest income	52,570	55,656
Interest expense	(31,259)	(41,118)
Other income (expense)	(16,282)	(26,647)

Net loss before income taxes	(459,768)	(310,093)

Income tax benefit	(290,686)	(140,935)

Net loss	$(169,082)	$(169,158)

Net loss per common share — Basic	$(0.01)	$(0.01)

Net loss per common share — Diluted	$(0.01)	$(0.01)

Weighted Average Shares:
Basic	12,127,268	12,191,590

Weighted Average Shares:
Diluted	12,127,268	12,191,590

ROCHESTER MEDICAL CORPORATION
Reconciliation of Reported GAAP Revenue to Non-GAAP Revenue in Constant Currency
For the Three months ended
December 31, 2010

	(unaudited)
	Three months ended
	December 31,
	2010	2009

GAAP Sales as Reported	$10,946,405	$10,231,812

Exchange rate as Reported	1.58	1.63

Constant Currency Sales	$10,946,405	$10,109,731

(1) Exchange rate used for Constant Currency Purposes	1.58	1.58

Net Effect of Constant Currency Illustration	$—	$(122,081)

(1)
For illustrative purposes constant currency translates prior period foreign sales at current exchange rates. For Rochester Medical Corporation this is the conversion rate of pound sterling to US dollars. The rate represents the average exchange rate for the respective three month period.